Exhibit 99.1

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
PRESS RELEASE
Warren Ligan or Cindy Klimstra
Investor Relations
+1.408.576.7722
investor_relations@flextronics.com
Renee Brotherton
Vice President, Corporate Communications
+1.408.576.7189
renee.brotherton@flextronics.com
FLEXTRONICS ANNOUNCES THIRD QUARTER RESULTS
Singapore, January 28, 2009 — Flextronics (NASDAQ: FLEX) today announced results for its third quarter ended December 31, 2008 as follows:
(US$ in millions, except EPS)

	Three-Month Periods Ended		Nine-Month Periods Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Net sales	$8,153	$9,069	$25,366	$19,783
GAAP operating income	$21	$22	$385	$317
Adjusted operating income (1)	$186	$300	$761	$625
GAAP net loss	$(6,015)	$(774)	$(5,846)	$(547)
Adjusted net income (1)	$127	$250	$583	$530
GAAP EPS	$(7.43)	$(0.94)	$(7.09)	$(0.80)
Adjusted EPS (1)	$0.16	$0.30	$0.71	$0.77

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedule II attached to this press release.
Third Quarter Results
Net sales for the third quarter ended December 31, 2008 were $8.2 billion compared to net sales for the third quarter ended December 31, 2007 of $9.1 billion. Adjusted operating income for the third quarter ended December 31, 2008 was $185.8 million with an adjusted operating margin of 2.3%, compared to adjusted operating income of $300.1 million and an adjusted operating margin of 3.3% one year ago. Adjusted net income for the third quarter ended December 31, 2008 was $126.8 million and adjusted EPS was $0.16, compared to $249.9 million and $0.30, respectively, for the year ago quarter.
Flextronics recorded a non-cash charge in the amount of $5.9 billion in the third quarter ended December 31, 2008, to write-off the entire carrying value of its goodwill. The impairment charge was driven by a significant decrease in the Company’s valuation compared to the quarter ended September 27, 2008 primarily due to declines in the stock market and adverse macroeconomic conditions that contributed to an overall reduction in demand for the Company’s offerings. These conditions resulted in a significant decrease in the Company’s market capitalization and required management to perform an interim goodwill impairment test during the December quarter, which resulted in a determination that all of the Company’s goodwill was impaired. This non-cash charge does not impact the Company’s normal business operations, liquidity or availability under its credit facilities.
Additionally, during the quarter the Company recognized a distressed customer charge of approximately $145 million associated with the filing for bankruptcy by Nortel. This charge is comprised of $47 million of provisions for pre-bankruptcy accounts receivable and $98 million for the write-down of inventory.

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
PRESS RELEASE
The bankruptcy proceedings are in the early stages and management will continue to monitor and re-evaluate the situation and will refine its estimates, if and when better information presents itself. Flextronics has been selected to serve as a member and Chairperson of the Official Committee of Unsecured Creditors in Nortel’s U.S. Chapter 11 cases.
On December 30, 2008, Flextronics announced the results of its previously announced cash tender offer for up to $250.0 million in aggregate principal amount of its outstanding 1% convertible subordinated notes due August 1, 2010. The Company accepted for purchase approximately $259,999,000 in aggregate principal amount of notes validly tendered and not withdrawn at a purchase price of $870 per $1,000 principal amount, or $226.2 million. As a result of the tender offer, the Company recognized a net gain of approximately $28.1 million net of transaction costs and the write-off of related debt issuance costs. As of December 31, 2008 $240.0 million of these notes remain outstanding.
“We continue to be very focused on our liquidity, cash generation, and strengthening our balance sheet. During the quarter, we leveraged our solid cash position to opportunistically retire $260.0 million of debt through the 1% convertible tender offer. We remain focused on optimizing our capital structure in light of our business opportunities,” said Paul Read, chief financial officer of Flextronics.
“We are extremely pleased with our working capital improvements during the quarter, especially the reduction of $1.0 billion of inventory. We have generated $658.0 million in free cash flow year-to-date (defined as net cash provided by operating activities, less purchases of property & equipment, net of dispositions), closed the quarter with $3.6 billion of liquidity, and expect to further improve our working capital during this difficult economic environment. We note that the non-cash $5.9 billion goodwill impairment charge does not affect our liquidity, and we completed the quarter well within the limits of our financial covenants,” added Read.
“Clearly, we are operating in a difficult economic environment, where demand deterioration has put pressure on our business as reflected in our December quarter results and our fourth quarter guidance,” said Mike McNamara, chief executive officer of Flextronics. “Although times are challenging, we have a strong management team that has been tested in the past and is reacting appropriately and efficiently in taking on these challenges. Our execution on the controllable aspects of our business has been outstanding including significant reductions in inventory levels, improved cash cycle days, significant free cash flow generation, and reduced operating expenses. We strongly believe that our competitive strengths including our low-cost industrial park concept, vertically integrated end-to-end solutions, significant scale, customer and end market diversification and long-standing customer relationships will enhance our competitive position in these uncertain times.”
Guidance
The Company’s guidance reflects the unusually low levels of visibility that many of its customers have in the current environment. For the fourth quarter ending March 31, 2009, revenue is expected to be in the range of $5.5 billion to $6.5 billion and adjusted EPS is expected to be in the range of $0.02 to $0.07 per share.
GAAP earnings per share are expected to be lower than the guidance provided herein by approximately $0.05 per share for quarterly intangible amortization and stock-based compensation expense.
2004 Award Plan for New Employees
Separately and in the ordinary course of business, Flextronics granted 22,500 share bonus awards to new employees on December 5, 2008 from the 2004 Award Plan for New Employees. The share bonus awards vest over three years and unvested awards expire upon termination of employment.
Conference Calls and Web Casts
A conference call hosted by Flextronics’s management will be held today at 5:00 p.m. EST / 2:00 p.m. PST to discuss the Company’s financial results for the third quarter ended December 31, 2008.
The conference call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of a slide presentation may also be found on the Company’s site. A replay of the broadcast will remain available on the Company’s website afterwards.

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
PRESS RELEASE
Minimum requirements to listen to the broadcast are Microsoft Windows Media Player software (free download at http://www.microsoft.com/windows/windowsmedia/download/default.asp) and at least a 28.8 Kbps bandwidth connection to the Internet.
About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer digital, industrial, infrastructure, medical and mobile OEMs. Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.
# # #
This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements related to future expected revenues and earnings per share. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks include that future revenues and earnings may not be achieved as expected; potential impairment of intangible assets; the risks to our particular electronics and technology sector of economic instability and a slowdown in consumer spending, particularly given the current economic conditions; the effects of customer or supplier bankruptcies or insolvency; the effects that current credit and market conditions could have on the liquidity and financial condition of customers or suppliers, including any impact on their ability to meet contractual obligations to us on terms and conditions previously negotiated; the effects that the current macroeconomic environment could have on our liquidity and ability to access credit markets; our dependence on industries that continually produce technologically advanced products with short life cycles; our ability to respond to changes in economic trends, to fluctuations in demand for customers’ products and to the short-term nature of customers’ commitments; competition in our industry, particularly from ODM suppliers in Asia; our dependence on a small number of customers for the majority of our sales and our reliance on strategic relationships with major customers; the challenges of effectively managing our operations, including our ability to manage manufacturing processes, control costs and manage changes in our operations; the challenges of integrating acquired companies and assets; not obtaining anticipated new customer programs, or that if we do obtain them, that they may not contribute to our revenue or profitability as expected or at all; our ability to utilize available manufacturing capacity; the risk of future restructuring charges that could be material to our financial condition and results of operations; our ability to design and quickly introduce world-class components products that offer significant price and/or performance advantages over competitive products; the impact on our margins and profitability resulting from substantial investments and start-up and integration costs in our components, design and ODM businesses; production difficulties, especially with new products; changes in government regulations and tax laws, including any effects related to the expiration of tax holidays; not realizing expected returns from our retained interests in divested businesses; our exposure to potential litigation relating to intellectual property rights, product warranty and product liability; our dependence on the continued trend of outsourcing by OEMs; supply shortages of required electronic components; the challenges of international operations, including fluctuations in exchange rates beyond hedged boundaries leading to unexpected charges; our dependence on our key personnel; and our ability to comply with environmental laws. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Form 10-K, 10-Q and 8-K that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flextronics assumes no obligation to update these forward-looking statements.

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
PRESS RELEASE
SCHEDULE I
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Month Periods Ended		Nine Month Periods Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
GAAP:
Net sales	$8,153,289	$9,068,658	$25,366,051	$19,782,783
Cost of sales	7,855,950	8,538,958	24,168,167	18,648,730
Restructuring charges	—	211,780	26,317	221,533

Gross profit	297,339	317,920	1,171,567	912,520

Selling, general and administrative expenses	275,922	261,586	783,235	560,725
Restructuring charges	—	34,052	2,898	34,973

Operating income	21,417	22,282	385,434	316,822

Goodwill impairment	5,949,977	—	5,949,977	—
Intangible amortization	32,613	21,058	108,176	51,444
Other expense, net	(2,627)	61,078	9,310	61,078
Interest and other expense, net	53,641	36,921	141,254	59,349

Income (loss) before income taxes	(6,012,187)	(96,775)	(5,823,283)	144,951

Provision for income taxes	2,947	677,636	23,067	691,477

Net income (loss)	$(6,015,134)	$(774,411)	$(5,846,350)	$(546,526)

EPS:
GAAP	$(7.43)	$(0.94)	$(7.09)	$(0.80)

Non-GAAP	$0.16	$0.30	$0.71	$0.77

Diluted shares used in computing GAAP per share amounts	809,536	828,147	824,737	682,024

Diluted shares used in computing non-GAAP per share amounts	809,879	837,112	826,813	689,690

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures.

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
PRESS RELEASE
SCHEDULE II
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(In thousands, except per share amounts)
(unaudited)

		Three Month Periods Ended				Nine Month Periods Ended
		December 31,		December 31,		December 31,		December 31,
		2008	% of Sales	2007	% of Sales	2008	% of Sales	2007	% of Sales
GAAP gross profit		$297,339	3.6%	$317,920	3.5%	$1,171,567	4.6%	$912,520	4.6%
Stock-based compensation expense		2,803		2,498		7,391		4,967
Distressed customer charges	(2)	97,996		—		194,696		—
Restructuring and other charges	(3)	—		211,142		47,822		220,895

Non-GAAP gross profit		$398,138	4.9%	$531,560	5.9%	$1,421,476	5.6%	$1,138,382	5.8%

GAAP SG&A expenses		$275,922	3.4%	$261,586	2.9%	$783,235	3.1%	$560,725	2.8%
Stock-based compensation expense		16,203		13,487		45,604		30,341
Distressed customer charges	(2)	47,336		—		68,022		—
Restructuring and other charges	(3)	—		16,663		8,700		16,663

Non-GAAP SG&A expenses		$212,383	2.6%	$231,436	2.6%	$660,909	2.6%	$513,721	2.6%

GAAP operating income		$21,417	0.3%	$22,282	0.2%	$385,434	1.5%	$316,822	1.6%
Stock-based compensation expense		19,006		15,985		52,995		35,308
Distressed customer charges	(2)	145,332		—		262,718		—
Restructuring and other charges	(3)	—		261,857		59,420		272,531

Non-GAAP operating income		$185,755	2.3%	$300,124	3.3%	$760,567	3.0%	$624,661	3.2%

GAAP net income (loss)		$(6,015,134)	-73.8%	$(774,411)	-8.5%	$(5,846,350)	-23.0%	$(546,526)	-2.8%
Stock-based compensation expense		19,006		15,985		52,995		35,308
Distressed customer charges	(2)	145,332		—		272,718		—
Restructuring and other charges	(3)	—		270,335		63,098		281,009
Intangible amortization		32,613		22,537		108,176		55,881
Gain on repurchase of debt	(4)	(28,148)		—		(28,148)		—
Goodwill impairment	(5)	5,949,977		—		5,949,977		—
Other — impairment of investments	(6)	25,521		61,078		27,458		61,078
Other	(7)	—		—		—		(9,309)
Adjustment for taxes	(8)	(2,338)		654,377		(16,579)		652,832

Non-GAAP net income (loss)		$126,829	1.6%	$249,901	2.8%	$583,345	2.3%	$530,273	2.7%

GAAP provision for income taxes		$2,947	0.0%	$677,636	7.5%	$23,067	0.1%	$691,477	3.5%
U.S. deferred tax asset impairment	(8)	—		(661,274)		—		(661,274)
Restructuring and other charges	(8)	—		5,537		4,676		5,537
Intangible amortization	(8)	2,338		1,360		11,903		2,905

Non-GAAP provision for income taxes		$5,285	0.1%	$23,259	0.3%	$39,646	0.2%	$38,645	0.2%

EPS:
GAAP		$(7.43)		$(0.94)		$(7.09)		$(0.80)

Non-GAAP		$0.16		$0.30		$0.71		$0.77

See the accompanying notes on Schedule IV attached to this press release.

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
PRESS RELEASE
SCHEDULE III
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
UNAUDITED GAAP CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2008	March 31, 2008
ASSETS

Current Assets:
Cash and cash equivalents	$1,796,279	$1,719,948
Accounts receivable, net	2,907,353	3,550,942
Inventories	3,500,955	4,118,550
Other current assets	977,472	923,497

	9,182,059	10,312,937

Property and equipment, net	2,474,235	2,465,656
Goodwill and other intangibles, net	310,641	5,876,741
Other assets	807,194	869,581

	$12,774,129	$19,524,915

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Bank borrowings, current portion of long-term debt and capital lease obligations	$18,227	$28,591
Zero Coupon Convertible Junior Subordinated Notes due 2009	195,000	—
Accounts payable	4,830,123	5,311,337
Other current liabilities	2,145,902	2,061,087

Total current liabilities	7,189,252	7,401,015

Long-term debt, net of current portion:
Acquisition Term Loan due 2012 and 2014	1,696,316	1,709,256
6 1/2 % Senior Subordinated Notes due 2013	399,622	399,622
6 1/4 % Senior Subordinated Notes due 2014	402,090	402,090
1 % Convertible Subordinated Notes due 2010	239,993	500,000
Zero Coupon Convertible Junior Subordinated Notes due 2009	—	195,000
Other long-term debt and capital lease obligations	221,719	182,369
Other liabilities	573,765	571,119

Total shareholders’ equity	2,051,372	8,164,444

	$12,774,129	$19,524,915

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
PRESS RELEASE
SCHEDULE IV
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(1)	To supplement Flextronics’ unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP selling, general and administrative expenses, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These supplemental measures exclude, among other items, stock-based compensation expense, restructuring charges, intangible amortization, gains or losses on divestitures, financially distressed customer charges, goodwill impairment charges and certain other items. These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flextronics’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flextronics’s results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of Company performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using certain non-GAAP measures. Also, when evaluating potential acquisitions, we exclude certain of the items described below from consideration of the target’s performance and valuation. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:
•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analyses;

•	a better understanding of how management plans and measures the Company’s underlying business; and

•	an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.
The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:
Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options and unvested share bonus awards granted to employees and assumed in business acquisitions. The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types. In addition, the Company believes it is useful to investors to understand the specific impact the application of SFAS 123R has on its operating results.
Restructuring charges include severance, impairment, lease termination, exit costs and other charges primarily related to the closures and consolidations of various manufacturing facilities. These costs may vary in size based on the Company’s acquisition and restructuring activities, are not directly related to ongoing or core business results, and do not reflect expected future operating expenses. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends, and are therefore excluded by the Company from its non-GAAP measures.
Distressed customer charges are comprised of additional provisions for doubtful accounts receivable, inventory and related obligations for customers that are experiencing significant financial difficulties. These costs are excluded by the Company’s management in assessing its current operating performance and forecasting its earnings trends, and accordingly, are excluded by the Company from its non-GAAP measures.

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
PRESS RELEASE
Intangible amortization consists of non-cash charges that can be impacted by the timing and magnitude of acquisitions. The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.
Goodwill impairment consists of non-cash charges that primarily resulted from the Company’s net book value exceeding its market capitalization due to the weak macroeconomic environment and resulting adverse equity market conditions. These charges are non-recurring in nature and do not impact the Company’s normal business operations, liquidity or availability under its credit facilities. The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.
Other charges or gains consist of various other types of items that are not directly related to ongoing or core business results, such as integration costs associated with restructuring activities undertaken in connection with various business acquisitions, executive separation costs and cumulative foreign exchange adjustments to the cost basis of international entities that have been divested or liquidated. We exclude these items because they are not related to the Company’s ongoing operational performance or do not affect core operations. Excluding these amounts provide investors with a basis to compare Company performance against the performance of other companies without this variability.
Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income.
(2)	During the three and nine-month periods ended December 31, 2008, the Company recognized charges primarily for provisions for doubtful accounts receivable, the write-down of inventory and recognition of associated contractual obligations associated with certain customers that are currently experiencing significant financial and liquidity difficulties. During the nine-month period ended December 31, 2008, the Company also recognized charges primarily for the write-down of an investment in one of these customers, which is included in other expense, net for the same period.

(3)	During the nine-month period ended December 31, 2008, and the three and nine-month periods ended December 31, 2007, the Company recognized charges primarily relating to restructuring and integration activities initiated by the Company in an effort to consolidate and integrate the Company’s global capacity and infrastructure as a result of its acquisition of Solectron Corporation. These activities, which included closing, consolidating and relocating certain manufacturing and administrative operations, elimination of redundant assets and reducing excess workforce and capacity, were intended to optimize the company’s operational efficiency post acquisition.

In addition to the restructuring, integration and other costs described above, the Company recognized $10.7 million in restructuring charges for costs related to employee terminations in Europe during the nine-month period ended December 31, 2007.

(4)	During December 2008, the Company paid approximately $226.2 million to purchase an aggregate principal amount of $260.0 million of its outstanding 1% Convertible Subordinated Notes due August 1, 2010. The Company recognized a gain on the partial extinguishment of the notes for the three and nine-month periods ended December 31, 2008, which is net of approximately $5.7 million for estimated transaction costs and the write-off of related debt issuance costs.

(5)	During the three and nine-month periods ended December 31, 2008, the Company recorded an impairment charge to write-off the carry value of its recorded goodwill. The impairment charge is primarily driven by the weak macroeconomic environment and resulting adverse equity market conditions that created a decrease in current market multiples as well as a decline in the Company’s own market capitalization. This non-cash charge does not impact the Company’s normal business operations, liquidity or availability under its credit facilities.

(6)	During the three and nine-month periods ended December 31, 2008, the Company recognized non-cash other-than-temporary impairment charges on certain of its non-core investments primarily resulting from the recent macro-economic environment.

During the three and nine-month periods ended December 31, 2007, the Company recognized other-than-temporary impairment and related charges on certain of its non-core investments, primarily resulting from a divestiture of a certain investment for which the Company received approximately $57.4 million in cash proceeds during the quarter ended March 31, 2008.

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
PRESS RELEASE
(7)	During the nine-month period ended December 31, 2007, the Company recognized net foreign exchange gains in connection with the divestiture of a certain international entity.

(8)	The Company recognized non-cash tax expense of $661.3 million during the three and nine-month periods ended December 31, 2007 principally resulting from the Company’s re-evaluation of previously recorded deferred tax assets in the United States, which were primarily comprised of tax loss carry forwards, and the determination that the likelihood that certain deferred tax assets will be realized decreased because the Company expected future projected taxable income in the United States will be lower as a result of increased interest expense resulting from the term loan entered into as part of the acquisition of Solectron. During the three and nine-month periods ended December 31, 2008 and 2007, the Company also recognized tax benefits related to its restructuring and other activities, and amortization of intangible assets.